Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, and to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 15, 2023, with respect to the consolidated financial statements of Erayak Power Solution Group Inc., for the years ended December 31, 2022 and 2021, in this filing of Registration Statement on Form F-3 of Erayak Power Solution Group Inc. and the related Prospectus Erayak Power Solution Group Inc. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

March 28, 2024